Exhibit 10.1

Mobiquity Technologies, Inc.
35 Torrington Lane

Shoreham, NY 11786

516-246-9422

November 19, 2018

Amendment and Exercise Letter

Board of Directors Gopher Protocol, Inc.:

By signing below, this confirms that the Board of Directors of Mobiquity Technologies, Inc. (“MOBQ”), and the Board of Directors of Gopher Protocol, Inc. (“GOPH”), hereby agree that, effective as of the date of this letter, that certain Agreement between this Corporation and GOPH, dated August 29, 2018, is amended (this “Amendment”) to waive the requirement that “[MOBQ’s] Board of Directors and stockholders shall have increased the authorized number of shares of [MOBQ’s] common stock to a number sufficient to accommodate a reserve in [GOPH’s] favor of 250,000,000 shares of [MOBQ’s] common stock.”

In accordance with this Amendment, the parties understand, acknowledge and agree that, effective as of the date of this letter, GOPH is converting 200 shares of the Series AAAA Preferred Stock of MOBQ owned of record and beneficially by GOPH into 20,000,000 restricted shares of common stock of MOBQ and 30,000,000 common stock purchase warrants (the “Warrants”), each exercisable for the purchase of one additional restricted share of MOBQ’s common stock. It is also understood, acknowledged and agreed that GOPH is exercising all of the 30,000,000 Warrants to purchase 30,000,000 restricted shares of common stock of MOBQ at an exercise price of $0.12 per share of common stock, payable through of the issuance to MOBQ of 10,000,000 fully paid and non-assessable restricted shares of common stock of GOPH.

MOBQ and GOPH understand, acknowledge and agree that an appropriate restrictive legend will be placed on each stock certificate representing the issued shares of common stock of MOBQ and GOPH.

Very truly yours,

Mobiquity Technologies, Inc.

By:
Dean Julia, Chief Executive Officer

The foregoing terms are agreed to and accepted by Gopher Protocol, Inc.:

By:
Douglas L. Davis, Chief Executive Officer